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                                                                   EXHIBIT 10(d)

NAME                   NBD BANCORP, INC. RETIREMENT PLAN FOR
                       NON-EMPLOYEE DIRECTORS (THE "PLAN").

EFFECTIVE DATE         May 1, 1988


PURPOSE The purpose of this Plan is to recognize the value of a Director's past service to the Corporation, to compensate the Director for the availability of the Director's advice and counsel to the Corporation after retirement and to assist the Corporation in the recruitment of new Directors.


ELIGIBILITY            Each Director of the Corporation and each Advisory
                       Member of the Board of Directors of the Corporation, as of the Effective Date, who has not earned an accrued benefit under any qualified retirement plan sponsored by the Corporation or any of its subsidiaries or affiliates and who, upon retirement from the Board of Directors,
                       (i) has served at least five years on the Board of Directors and (ii) is at least sixty-five years old on the date of retirement from the Board of Directors, shall be entitled to an annual retirement benefit for life or for a period of ten years, whichever is less.
                       For purposes of this Plan, more than six months of service during a twelve month period after a director's first election to the Board of Directors will be considered as a full year of service.

                       Each Director shall be fully vested in the benefits payable under this Plan regardless of number of years of service if the Corporation engages in a Business Combination, as that term is defined in Article Thirteenth of the Corporation's Restated Certificate of Incorporation, which does not meet the conditions set forth in paragraph (b) of said Article Thirteenth.


BENEFITS A Director who is eligible to receive benefits under the Plan shall be entitled to receive an annual retirement benefit, payable quarterly in advance, equal to the amount of the annual retainer fee in effect for service on the Board at the time of the Director's Retirement. For purposes of this Plan, "annual retainer" shall not include retainers, if any, paid to Board members for service as chairpersons of committees of the Board, nor shall it include meeting fees.





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BENEFITS               Quarterly payments shall be made on  March 31,
(continued)            June 30, September 30 and December 31 of each calendar
                       year.

                       Notwithstanding the above, there shall be subtracted from the amount payable on the first payment date following an eligible Director's retirement the pro rata portion, if any, of the annual retainer fee, paid to the Director on account of the Director's service as such during such calendar quarter.

                       An eligible Director who retires from the Board prior to age sixty-five for any reason, other than a sickness or disability that terminates the Director's principal occupation, will be entitled to receive Plan benefits commencing in the first calendar quarter subsequent to the Director's attaining age sixty-five. An eligible Director who retires from the Board prior to age sixty-five due to such sickness or disability will be entitled to receive plan benefits in the first calendar quarter after such retirement or after attaining age sixty, whichever occurs later.


DUTIES As a condition to the right to receive (or the continuation of) Plan benefits, each Director shall, from time to time, render advice to the Board of Directors or undertake duties for the Board of Directors as reasonably requested by the Chairman of the Board of Directors. Direct expenses incurred in connection with rendering such advice or performing such duties shall be reimbursed to the Director.

                       No Director shall be eligible for Plan benefits (or the continuation thereof) if, at any time subsequent to election as a Director of the Corporation, the Director engages in any business or activity which is directly competitive with or contrary to the interests of the Corporation.


NON-                   The interests herein and the right to receive
ASSIGNABILITY          benefits hereunder may not be anticipated, alienated,
                       sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process, and if any attempt is made to do so, or if an eligible Director becomes bankrupt, the interests under the plan of such Director may be terminated by the Nominating Committee, which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such interests as the Committee may deem appropriate.

ADMINISTRATION         The Plan shall be administered by the Nominating
                       Committee. The Nominating Committee shall have the authority to interpret the Plan and any such interpretation shall be final and binding on all parties. The Nominating Committee shall have the authority to delegate the Secretary of the Corporation or others, the duties and responsibilities of maintaining records, issuing regulations and making distributions hereunder.





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AMENDMENT              The Board of Directors may modify, amend or revoke this
                       Plan at any time, provided that the Plan may not be amended with respect to the amount or treatment of benefits already vested under the Plan after a Business Combination without the written consent of the eligible Directors determined as of the day preceding such Business Combination.


FUNDING The Corporation shall pay for all distributions made pursuant to the Plan and for all costs, charges and expenses related to the administration of the Plan. Plan benefits will not be funded in advance by the Corporation.


APPLICABLE             All questions pertaining to the construction,
LAW                    validity and effect of this Plan shall be determined in
                       full accordance with the laws of the State of Delaware.